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                                                                     Exhibit 3.2

                           CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION

                                       OF

              AMERICAN PACIFIC AVIATION AND TECHNOLOGY CORPORATION

Eric Gravell and Allen Yue certify that:

1. They are all of the directors of American Pacific Aviation and Technology Corporation, a California corporation.

2. The Board of Directors of American Pacific Aviation and Technology Corporation has approved the following amendment to the Articles of
     Incorporation:

          Article I is amended to read in its entirety as follows:

          "The name of the corporation is American Pacific Technology Corporation."

3. The Amendment was approved by the required vote of the shareholders, in accordance with Corporations Code Section 902. The total number of outstanding shares entitled to vote on this Amendment was 1000. The favorable vote of a simple majority of the shares is required to approve the Amendment. The number of shares voting in favor of the Amendment was 1000, a unanimous vote.

4. This Amendment will become effective upon the date of the filing of this Certificate of Amendment.

     The undersigned, and each of them, declare under penalty of perjury that the matters set forth in the foregoing Certificate are true and correct of our own knowledge and that this Declaration was executed on August 21st 1998, at San Francisco, California.

                                            /s/ Eric Gravell, Director
                                            -------------------------------


                                            /s/ Allen Yue, Director
                                            -------------------------------